Scottish Re Group Limited Announces Operating Results for the First Quarter Ended March 31, 2006

Company Release - 05/04/2006 21:04

HAMILTON, Bermuda--(BUSINESS WIRE)--May 4, 2006--Scottish Re Group Limited (NYSE:SCT) today reported that net income available to ordinary shareholders for the quarter ended March 31, 2006 was $11.6 million, or $0.20 per diluted ordinary share, as compared to $33.4 million, or $0.74 per diluted ordinary share for the prior year period.

Net operating earnings available to ordinary shareholders were $14.3 million, or $0.25 per diluted ordinary share for the quarter ended March 31, 2006 as compared to $26.9 million or $0.60 per diluted ordinary share for the prior year period.

"Net operating earnings available to ordinary shareholders" is a non-GAAP measurement. The Company determines net operating earnings available to ordinary shareholders by adjusting net income available to ordinary shareholders by net realized capital gains and losses and the change in value of embedded derivatives, as adjusted for the related effects upon the amortization of deferred acquisition costs and taxes. While these items may be significant components in understanding and assessing the Company's consolidated financial performance, the Company believes that the presentation of net operating earnings available to ordinary shareholders enhances the understanding of its results of operations by highlighting earnings attributable to the normal, recurring operation of its reinsurance business. However, net operating earnings available to ordinary shareholders are not a substitute for net income determined in accordance with GAAP. Reconciliations to net income available to ordinary shareholders are provided in the following tables.

The earnings contribution of the Company's International segment was adversely impacted by adverse mortality and morbidity experience of approximately $4 million on a pre-tax basis. This was driven by the occurrence of ten large claims in the quarter, as compared to the typical expectation of one per month. The segment also was negatively impacted by approximately $7 million of late reported claims by several ceding companies (some in excess of two years old) and a $4 million provision resulting from a review of retrocession recoveries on certain large claims. A review of the potential for similar issues to occur in the future was undertaken and additional reserves were established and included in these adjustments.

International Segment Transformation

Prior to 2005, the Company's International Segment specialized in niche markets in developed countries and broader life insurance markets in the developing world and focused on the reinsurance of short term group life and personal accident policies.

For the past 18 months, the Company has been actively transforming its international business segment. This transformation plan is comprised of several actions: (1) Overhauling legacy business practices and installing robust systems and internal controls; (2) Significantly upgrading the calibre of the management team and staff; (3) Exiting geographic markets and running-off business with risk-adjusted returns that are below the Company's requirements and (4) Actively developing a substantial presence in the traditional mortality and annuity business in the United Kingdom and Ireland, as well as, prudently growing selected key regional markets, such as Asia.

UK New Business Success

"We are focused on capitalizing on the success we are enjoying in our UK business and regional expansion," Mr. Willkomm said. "We have written five protection treaties that are expected to generate approximately $10 million of premium during the course of 2006 and $50 million in 2007. In addition, we closed a $600 million fixed annuity transaction in the UK in early April that will generate attractive long-term returns on capital."

Total revenues for the quarter increased to $578.3 million from $556.6 million for the prior year period, an increase of 3.9%. Excluding realized gains and losses and the change in value of the embedded derivatives, total revenues for the quarter increased to $581.8 million from $547.8 million for the prior year period, an increase of 6.2%.

Total benefits and expenses increased to $571.8 million for the quarter from $523.1 million for the prior year period, an increase of 9.3%. The increases in revenues and expenses were principally driven by growth in the Company's reinsurance business in North America.

US Market Share Leadership Continues

In 2005, Scottish Re originated $131 billion of traditional life reinsurance in the United States. As a result, the Company was the number two life reinsurer with a 15.5% recurring new business market share according to the annual Society of Actuaries survey. In the first quarter, the Company originated $15.5 billion of new traditional life reinsurance business, which was in line with production expectations.

In the first quarter, Scottish Re's North American Segment's pre-tax operating income was slightly better than expected. On an assumed basis, actual-to-expected mortality experience in the United States was in line with expectations. However, net claims expense was approximately $5 million greater than expected due to a lower level of claim recoveries from retrocessionaires in the quarter. During the quarter, fewer claims were reported in excess of the Company's per life retention that would have benefited from retrocession.

Consolidated Operating Expenses in Line

The Company's operating expense ratio (which is the ratio of operating expenses to total revenue excluding realized gains and losses and the change in value of embedded derivatives) for the last twelve months ended March 31, 2006 was 5.2%, as compared to an operating expense ratio of 5.0% for the year ended December 31, 2005, resulting principally in lower operating revenues during the first quarter 2006. On a absolute dollar basis, 2006 operating expenses are on track to be level with 2005 reflecting the increased scale in our operations in North America and the successful integration of the ING Re acquisition.

The Company's effective tax rate was higher in the first quarter than prior quarters principally due to the operating losses incurred in the International segment.

The Company's total assets were $12.3 billion as of March 31, 2006. The core investment portfolio, comprising fixed maturity investments, preferred stock and most of the cash and cash equivalents, totaled $6.8 billion, and had an average quality rating of "AA", an effective duration of 3.0 years and a weighted average book yield of 5.1%. This compares with a portfolio balance of $6.7 billion, an average quality rating of "AA", effective duration of 2.9 years and an average book yield of 4.9% as of December 31, 2005.

Funds withheld at interest, totaling $2.6 billion, had an average quality rating of "A", an effective duration of 4.7 years and a weighted average book yield of 5.7% at March 31, 2006. This compares with a total of $2.6 billion with an average quality rating of "A+", an effective duration of 5.1 years and an average book yield of 5.6% at December 31, 2005.

The Company's book value per share was $20.80 at March 31, 2006 as compared to $21.48 per share at December 31, 2005. Fully converted book value per share was $21.13 at March 31, 2006 as compared to $21.17 at December 31, 2005.

On a trailing twelve months basis, the Company's return on average shareholders' equity - measured by dividing net operating earnings available to ordinary shareholders by average shareholders' equity excluding the effect of other comprehensive income and the change in value of embedded derivatives - was 11.5%.

Securitization Breakthroughs

On May 2, 2006, Scottish Re completed an offering by Ballantyne Re, a $2.1 billion Regulation Triple-X securitization, the largest life insurance-linked securitization ever completed. With the completion of this transaction, Scottish Re has refinanced all of the Regulation Triple-X business acquired in connection with the ING Re transaction. In addition, the Company has permanently lowered the cost of financing the Triple-X reserves from the cost assumed in the pricing of the transaction. Upon closing, Scottish Re received a $6.2 million rebate fee from ING that will be reported in the Company's results of operations for the second quarter ending June 30, 2006.

On May 4, 2006, the Company completed a $155 million mortality catastrophe bond offering by Tartan Capital Limited. Tartan will pay the Company up to $155 million in the event of severe population mortality.

The Company's earnings conference call will be held at 11:00 am (EST) on Friday, May 5, 2006. The dial-in number is (877) 502-2902 or (706) 679-5950 and the conference ID is 7586906. A replay of the call will be available beginning at 3:00 pm on Friday, May 5, 2006 and running through Friday, May 19, 2006. The dial-in number for the replay is (800) 642-1687 or (706) 645-9291 and the conference ID is 7586906. An on-demand replay of the conference call will be available at the Company's Web site, www.scottishre.com.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc. which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's, and Scottish Re Life Corporation Limited which is rated A-(excellent) by A.M. Best Company. Scottish Re Capital Markets, Inc., a member of Scottish Re Group Limited, is a registered broker dealer that specializes in securitization of life insurance assets and liabilities. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.

Certain statements included herein are "forward-looking statements" within the meaning of the federal securities laws. The management of Scottish Re Group Limited (the "Company") cautions that forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements. Important events that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the Company's ability to attract clients and generate business; the competitive environment; the Company's ability to underwrite business; performance of outside service providers; mortality risk; surrender risk; investment risk (including asset value risk, reinvestment risk and disintermediation risk); the impact of unforeseen economic changes (such as changes in interest rates, currency exchange rate, inflation rates, recession and other external economic factors); the impact of terrorist activities on the economy, the insurance and related industries in general and the Company in particular; regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the Company's products); rating agency policies and practices; and loss of key executives. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

                            Scottish Re Group Limited
                              Financial Highlights
        (Stated in Thousands of United States Dollars, Except Share Data)
                                   (Unaudited)

                                        Three months    Three months
                                            ended           ended
                                       March 31, 2006  March 31, 2005
                                       --------------- ---------------

Total revenues                               $578,321        $556,562
Net operating earnings available to
 ordinary  shareholders(1)                     14,286          26,931
Net income                                     13,849          33,420
Net income available to ordinary
 shareholders                                  11,583          33,420

Net operating earnings per ordinary
 share
  Basic                                         $0.27           $0.67
  Diluted                                       $0.25           $0.60

Earnings per ordinary share
  Basic                                         $0.22           $0.84
  Diluted                                       $0.20           $0.74

Dividends per ordinary share                    $0.05           $0.05

Weighted average ordinary shares
 Outstanding
  Basic                                    53,434,484      39,970,965
  Diluted                                  56,532,914      45,192,171

(1) Excludes the effects of net realized capital gains and losses and the change in value of embedded derivatives, as adjusted for the related effects upon the amortization of deferred acquisition costs, and taxes related to these items as well as dividends on the perpetual preferred shares.


                                            March 31,     December 31,
                                            ---------     ------------
                                              2006             2005
                                              ----             ----
       Book value per ordinary share           $20.80          $21.48
       Basic book value per ordinary
        share - excluding other
        comprehensive income and  value
        of embedded derivatives                $21.89          $21.89
       Fully diluted book value per
        ordinary share - excluding
        other comprehensive income and
        value of embedded derivatives          $21.13          $21.17


                            Scottish Re Group Limited
                           Consolidated Balance Sheets
        (Stated in Thousands of United States Dollars, Except Share Data)


                                     March 31, 2006  December 31, 2005
                                     --------------- -----------------
                                       (Unaudited)
Assets
Fixed maturity investments               $6,066,176        $5,292,595
Preferred stock                             131,722           133,804
Cash and cash equivalents                   690,076         1,420,205
Other investments                            64,141            54,619
Funds withheld at interest                2,610,195         2,597,416
                                     --------------- -----------------
    Total investments                     9,562,310         9,498,639
Accrued interest receivable                  45,371            44,012
Reinsurance balances and risk fees
 receivable                                 381,095           325,372
Deferred acquisition costs                  620,385           594,583
Amounts recoverable from reinsurers         605,241           551,288
Present value of in-force business           53,826            54,743
Goodwill                                     34,125            34,125
Other assets                                 94,719            87,198
Deferred tax benefit                         79,435            55,453
Segregated assets                           780,132           760,707
                                     --------------- -----------------
     Total assets                       $12,256,639       $12,006,120
                                     =============== =================

Liabilities
Reserves for future policy benefits      $3,539,016        $3,477,222
Interest sensitive contract
 liabilities                              3,990,836         3,907,573
Collateral finance facilities             1,985,681         1,985,681
Accounts payable and other
 liabilities                                 70,750            83,130
Reinsurance balances payable                247,724           114,078
Current income tax payable                    4,481             9,155
Long term debt                              244,500           244,500
Segregated liabilities                      780,132           760,707
                                     --------------- -----------------
     Total liabilities                   10,863,120        10,582,046
                                     --------------- -----------------

Minority interest                             9,334             9,305
Mezzanine equity                            143,207           143,057

Shareholders' equity
Ordinary shares, par value $0.01 per
 share:
Issued: 53,655,856 shares (2005 -
 53,391,939)                                    537               534
Preferred shares,  par value $0.01:
    Issued: 5,000,000 shares (2005 -
     5,000,000)                             125,000           125,000
Additional paid- in capital                 899,515           893,767
Accumulated other  comprehensive
 income                                     (55,386)           (9,991)
Retained earnings                           271,312           262,402
                                     --------------- -----------------
    Total shareholders' equity            1,240,978         1,271,712
                                     --------------- -----------------
 Total liabilities, minority
  interest, mezzanine equity and
  shareholders' equity                  $12,256,639       $12,006,120
                                     =============== =================


                            Scottish Re Group Limited
                        Consolidated Statements of Income
                 (Stated in Thousands of United States Dollars)
                                   (Unaudited)


                                        Three months    Three months
                                            ended           ended
                                       March 31, 2006  March 31, 2005
                                       -------------------------------
Revenues
Premiums earned, net                         $449,021        $463,680
Investment income, net                        129,022          80,479
Fee income                                      3,733           3,624
Realized gains (losses)                       (13,601)          3,294
Change in value of embedded
 derivatives, net                              10,146           5,485
                                       --------------- ---------------
     Total revenues                           578,321         556,562
                                       --------------- ---------------

Benefits and expenses
Claims and other policy benefits              374,463         363,272

Interest credited to interest sensitive
 contract liabilities                          42,701          30,642
Acquisition costs and other insurance
 expenses, net                                 87,531          91,642
Operating expenses                             31,092          24,569
Collateral finance facilities expense          31,087           7,420
Interest expense                                4,893           5,594
                                       --------------- ---------------
     Total benefits and expenses              571,767         523,139
                                       --------------- ---------------

Income before income taxes and minority
 interest                                       6,554          33,423
Income tax benefit                              7,457             368
                                       --------------- ---------------
Income before minority interest                14,011          33,791
Minority interest                                (162)           (371)
                                       --------------- ---------------
Net income                                    $13,849         $33,420
Dividend declared on non-cumulative
 perpetual preferred shares                    (2,266)              -
                                       --------------- ---------------
Net income available to ordinary
 shareholders                                 $11,583         $33,420
                                       =============== ===============


                            Scottish Re Group Limited
                Supplemental Information - Net Operating Earnings
        (Stated in Thousands of United States Dollars, Except Share Data)
                                   (Unaudited)


                                         Three months   Three months
                                              ended          ended
                                         March 31, 2006 March 31, 2005
                                         -----------------------------

Net operating earnings available to ordinary shareholders
---------------------------------------------------------
Net income available to ordinary
 shareholders                                  $11,583        $33,420
Realized losses (gains)                         13,601         (3,294)
Change in value of embedded derivatives,
 net                                           (10,146)        (5,485)
Taxes on realized gains/losses and change
 in value of embedded derivatives                 (752)         2,290
                                         -------------- --------------


Net operating earnings available to
 ordinary shareholders                         $14,286        $26,931
                                         ============== ==============

Net operating earnings per share
 available to ordinary shareholders

    Basic                                        $0.27          $0.67
    Diluted                                      $0.25          $0.60
                                         ============== ==============

Weighted average number of ordinary
 shares outstanding
  Basic                                     53,434,484     39,970,965
  Diluted                                   56,532,914     45,192,171


                            Scottish Re Group Limited
              Supplemental Information - Segment Operating Results
                 (Stated in Thousands of United States Dollars)
                                   (Unaudited)

                         Life Reinsurance North America

                                                 Three months ended
                                                      March 31
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------
Premiums earned, net                             $428,918    $437,095
Investment income, net                            123,941      77,531
Fee income                                          3,017       2,900
Realized gains (losses)                           (13,919)      1,441
Change in value of embedded derivatives, net       10,146       5,485
                                               ----------- -----------
Total revenues                                    552,103     524,452
                                               ----------- -----------

Claims and other policy benefits                  347,280     344,188
Interest credited to interest sensitive
 contract liabilities                              42,701      30,642
Acquisition costs and other insurance expenses,
 net                                               84,408      88,277
Operating expenses                                 14,592      11,672
Collateral finance facilities expense              30,543       6,185
Interest expense                                    2,562       2,708
                                               ----------- -----------
Total benefits and expenses                       522,086     483,672
                                               ----------- -----------
Income before income taxes and minority
 interest                                         $30,017     $40,780
                                               =========== ===========
Pre tax operating earnings
--------------------------
Pre-tax income                                    $30,017     $40,780
Realized losses (gains)                            13,919      (1,441)
Change in value of embedded derivatives, net      (10,146)     (5,485)
                                               ----------- -----------
Pre-tax operating earnings                        $33,790     $33,854
                                               =========== ===========


                       Scottish Re Group Limited

            (Stated in Thousands of United States Dollars)
                                   (Unaudited)

                         Life Reinsurance International



                                                 Three months ended
                                                      March 31
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------
Premiums earned, net                              $20,103     $26,585
Investment income, net                              2,989       2,590
Realized gains (losses)                            (1,138)        497
                                               ----------- -----------
Total revenues                                     21,954      29,672
                                               ----------- -----------

Claims and other policy benefits                   27,183      19,084
Acquisition costs and other insurance expenses,
 net                                                2,817       2,846
Operating expenses                                  5,777       5,849
Total benefits and expenses                        35,777      27,779
                                               ----------- -----------
Income before income taxes                       $(13,823)     $1,893
                                               =========== ===========
Pre-tax operating earnings
--------------------------
Pre-tax income                                   $(13,823)     $1,893
Realized losses (gains)                             1,138        (497)
                                               ----------- -----------
Pre-tax operating earnings                       $(12,685)     $1,396
                                               =========== ===========


                       Scottish Re Group Limited
   Supplemental Information - Segment Operating Results (continued)
            (Stated in Thousands of United States Dollars)
                                   (Unaudited)

                                Corporate & Other


                                                 Three months ended
                                                      March 31
                                              ------------------------
                                                 2006         2005
                                              ------------ -----------
Investment income, net                             $2,092        $358
Fee income                                            716         724
Realized gains                                      1,456       1,356
                                              ------------ -----------
Total revenues                                      4,264       2,438
                                              ------------ -----------

Acquisition costs and other insurance
 expenses, net                                        306         519
Operating expenses                                 10,723       7,048
Collateral finance facilities expense                 544       1,235
Interest expense                                    2,331       2,886
                                              ------------ -----------
Total benefits and expenses                        13,904      11,688
                                              ------------ -----------
Loss before income taxes                          $(9,640)    $(9,250)
                                              ============ ===========
Pre-tax operating loss
----------------------
Pre-tax loss                                      $(9,640)    $(9,250)
Realized losses (gains)                            (1,456)     (1,356)
                                              ------------ -----------
Pre-tax operating loss                           $(11,096)   $(10,606)
                                              ============ ===========



                            Scottish Re Group Limited
     Supplemental Information - Book Value Per Ordinary Share and
             Fully Converted Book Value Per Ordinary Share
(Stated in Thousands of United States Dollars, Except Share Amounts)
                                   (Unaudited)

Fully converted book value per ordinary share is a non-GAAP measure, based on total shareholders' equity plus the assumed proceeds from the exercise of outstanding options, warrants, and other convertible securities, divided by the sum of shares, options and warrants outstanding, and the number of shares required upon the conversion of convertible securities. The Company believes that fully diluted book value per ordinary share more accurately reflects the book value that is attributable to an ordinary share.


                                     March 31, 2006  December 31, 2005
                                     --------------- -----------------

Shareholders' equity - end of period     $1,240,978        $1,271,712
Other comprehensive income                   55,386             9,991
Fair value of embedded derivative,
 net                                          2,984            11,810
Preferred shares                           (125,000)         (125,000)
Net proceeds from assumed:
     Conversion of options                   45,072            48,374
     Conversion of warrants                  39,750            39,750
Conversion of mezzanine equity              143,750           143,750
                                     --------------- -----------------
Numerator for diluted book value per
 share calculation                       $1,402,920        $1,400,387
                                     =============== =================

Ordinary shares outstanding-end of
 period                                  53,655,856        53,391,939

Potential shares issued from assumed:
      Exercise of options and
       restricted stock units             3,320,020         3,390,936
      Conversion of warrants              2,650,000         2,650,000
Conversion of mezzanine equity            6,099,025         6,099,025
Conversion of 4.5% senior convertible
 notes                                      661,870           612,780
                                     --------------- -----------------
Denominator for diluted book value
 per share calculation                   66,386,771        66,144,680
                                     =============== =================

Book value per ordinary share                $20.80            $21.48

Basic book value per ordinary share -
 excluding other comprehensive income
 and value of embedded derivatives           $21.89            $21.89

Fully diluted book value per ordinary
 share (excluding other comprehensive
 income and the value of embedded
 derivatives)                                $21.13            $21.17

    CONTACT: Scottish Re Group Limited
             EVP & Chief Financial Officer
             Dean E. Miller, 441-298-4395
             dean.miller@scottishre.com

    SOURCE: Scottish Re Group Limited